Exhibit 17(a)

                              Merrill Lynch Low Duration Fund
                              of Merrill Lynch Investment Managers Funds, Inc.
October 26, 2001

This prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Table  of  Contents

PAGE

KEY FACTS

The Merrill Lynch Low Duration Fund at a Glance	3

Risk/ Return Bar Chart	5

Fees and Expenses	6

DETAILS ABOUT THE FUND

How the Fund Invests	9

Investment Risks	12

Statement of Additional Information	19

YOUR ACCOUNT

Merrill Lynch Select PricingSM System	19

How to Buy, Sell, Transfer and Exchange Shares	25

Participation in Merrill Lynch Fee-Based Programs	29

MANAGEMENT OF THE FUND

Fund Asset Management	32

Master/ Feeder Structure	33

Financial Highlights	34

FOR MORE INFORMATION

Shareholder Reports Back Cover

Statement of Additional Information Back Cover
MERRILL LYNCH LOW DURATION FUND

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

U.S. government securities — include direct obligations issued by the U.S. Treasury and securities issued or guaranteed by U.S. government agencies and instrumentalities.

Corporate bonds — debt securities issued by corporations, as distinct from securities issued by a government or its agencies or instrumentalities.

Asset-backed securities — bonds or notes backed by loan paper or accounts receivable originated by banks, credit card companies or other providers of credit.

Mortgage-backed securities — securities that give the holder the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans, which in some cases are guaranteed by government agencies.

THE MERRILL LYNCH LOW DURATION FUND AT A GLANCE

What is the Fund’s stated investment objective?

The investment objective of the Fund is to maximize total return, consistent with preservation of capital.

What are the Fund’s goals?

The Fund’s main goal is total return — it looks for securities that pay interest or dividends and that will increase in value. We cannot guarantee that the Fund will achieve its goals.

What are the Fund’s main investment strategies?

The Fund is a “feeder” fund that invests all of its assets in a corresponding “master” portfolio (the “Low Duration Master Portfolio”) of the Fund Asset Management Master Trust (the “Trust”) which has the same objective as the Fund. All investments will be made at the Trust level. This structure is sometimes called a “master/feeder” structure. The Fund’s investment results will correspond directly to the investment results of the Low Duration Master Portfolio in which it invests. For simplicity, this prospectus uses the term “Fund” to include the Low Duration Master Portfolio of the Trust.

The Fund invests in a diversified portfolio of bonds of different maturities, including U.S. government securities, corporate bonds, asset-backed securities and mortgage-backed securities. At least 70% of its investments are securities rated A or better by a major rating agency. Up to 30% of its investments may be in securities rated BBB/ Baa and up to 10% of its investments may be in securities rated below investment grade — that is, rated below BBB/Baa (none below B). Fund Asset Management, L.P. (the “Investment Adviser”) will invest the Fund’s assets so that under normal circumstances at least 80% of its net assets plus borrowings for investment purposes are invested in bonds sufficient to have the Fund’s duration be from one to three years. The Fund may actively and frequently trade its portfolio securities.

What are the main risks of investing in the Fund?

As with any mutual fund, the value of the Fund’s investments, and therefore the value of Fund shares, may go down. These changes may occur in response to interest rate changes or other factors that may affect a particular issuer or obligation. Generally, when interest rates go up, the value of bonds goes down. The value of the Fund’s shares also may be affected by market conditions and economic or political developments. The longer the duration of the Fund, the more the Fund’s price will go down if interest rates go up. If the value of the Fund’s investments goes down, you may lose money.

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Duration  — a measure of how much the price of a bond would change compared to a change in market interest rates. See page 10 for an example.

Prepayment risk — the risk that certain obligations will be paid off by the obligor more quickly than anticipated and the value of these securities will fall.

Extension risk — the risk that certain obligations will be paid off more slowly by the obligor than anticipated and the value of these securities will fall.

Volatility  — the amount and frequency of changes in a security’s value.

“Junk” bonds — bonds with a credit rating of BB/ Ba or lower by rating agencies.

Credit risk — the risk that the issuer of bonds will be unable to pay the interest or principal when due.

The Fund invests in mortgage-backed and asset-backed securities. In addition to the normal bond risks, these securities are subject to prepayment risk and extension risk, and may involve more volatility than other bonds of similar maturities. The Fund also may invest in “junk” bonds, which have more credit risk and tend to be less liquid than higher-rated securities.

High portfolio turnover resulting from active and frequent trading results in higher mark ups and other transaction costs and can result in a greater amount of dividends from ordinary income rather than capital gains.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See “Investment Risks” for more information about the risks associated with the Fund.

Who should invest?

The Fund may be an appropriate investment for you if you:

•	Are looking for an investment that provides income.

•	Want a professionally managed and diversified portfolio.

•	Are willing to accept the risk that the value of your investment may decline as the result of interest rate movements in order to seek to maximize total return, consistent with the preservation of capital.

•	Are prepared to receive taxable dividends.

MERRILL LYNCH LOW DURATION FUND

RISK/ RETURN BAR CHART

The Fund recently commenced operations and does not have a calendar year of performance. The Fund is a feeder fund of the Low Duration Master Portfolio of the Trust. The Fund and the Low Duration Master Portfolio have identical investment objectives and policies and use the same portfolio management personnel.

The bar chart and table shown below are based upon performance of the other feeder fund which is the predecessor of the recently organized Low Duration Master Portfolio of the Trust. The bar chart and table provide an indication of the risks of investing in the Low Duration Master Portfolio, which are identical to the risks of investing in the Fund. The bar chart shows changes in performance of the predecessor of the Low Duration Master Portfolio for Class A shares for each calendar year since its inception. Sales charges are not reflected in the bar chart. The bar chart reflects the actual expenses of the predecessor fund, but does not reflect the annual operating expenses of the Fund, which may be different. If sales charges were reflected, returns would be less than those shown. The table compares the average annual total returns for the Fund’s Class A and Class D shares for the periods shown with those of the Merrill Lynch 1-3 Year U.S. Treasury Note Index. The average annual total returns of the Fund’s shares are based on the performance of the predecessor of the Low Duration Master Portfolio. How the predecessor of the Low Duration Master Portfolio performed in the past is not necessarily an indication of how the Low Duration Master Portfolio or the Fund will perform in the future.

During the period shown in the bar chart, the highest return for a quarter was 4.03% (quarter ended June 30, 1995) and the lowest return for a quarter was -0.09% (quarter ended December 31, 1998). The year-to-date return as of September 30, 2001 was 7.19%.

Average Annual Total Returns	Past	Past	Since
(for the periods ended December 31, 2000)	One Year	Five Years	Inception

Class A*	3.73%	5.25%	6.72%

Class D*	3.48%	N/A	3.38%

Merrill Lynch 1-3 Year U.S. Treasury Note Index†	7.97%	5.92%	N/A1

*	Sales charges went into effect on October 6, 2000, but are reflected in the table. Inception dates for Class A and Class D shares are from May 18, 1993 and September 24, 1999, respectively. Past performance is not predictive of future performance.

†	The Merrill Lynch 1-3 Year U.S. Treasury Note Index is an unmanaged Index comprised of U.S. Treasury securities with maturities ranging from one to three years, which are guaranteed as to the timely payment of principal and interest by the U.S. government. The Fund invests in securities that are not reflected in the Index or guaranteed.

(1)	The Index returns are 5.76% (since September 24, 1999) and 6.83% (since May 31, 1993). Past performance is not predictive of future performance.

MERRILL LYNCH LOW DURATION FUND

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, which the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder fees — these include sales charges which you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual fund operating expenses — expenses that cover the costs of operating the Fund.

Management fees — fees paid to the Investment Adviser for managing the Trust.

Distribution fees — fees used to support the Fund’s marketing and distribution efforts, such as compensating Financial Advisors.

Service (account maintenance) fees — fees used to compensate securities dealers for account maintenance activities.

FEES AND EXPENSES

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees
(fees paid directly from your investment)(a):	Class A	Class B(b)	Class C	Class D

Maximum Sales Charge (Load) imposed on purchases (as a percentage of offering price)	3.00%(c)	None	None	3.00%(c)

Maximum Deferred Sales Charge (Load) (as a percentage of original purchase price or redemption proceeds, whichever is lower)	None(d)	4.00%(c)	1.00%(c)	None(d)

Sales Charge (Load) imposed on Dividend Reinvestments	None	None	None	None

Redemption Fee	None	None	None	None

Exchange Fee	None	None	None	None

Maximum Account Fee	None	None	None	None

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)(e):

Management Fees(f)	0.21%	0.21%	0.21%	0.21%

Distribution and/or Service (12b-1) Fees(g)	None	0.90%	0.90%	0.25%

Other Expenses (including transfer agency and administrative fees)(h)	6.06%	6.06%	6.06%	6.06%

Total Annual Fund Operating Expenses	6.27%	7.17%	7.17%	6.52%

Fee Waiver and/or Expense Reimbursement(i)	(5.69)%	(5.69)%	(5.69)%	(5.69)%

Net Annual Fund Operating Expenses(f)(i)	0.58%	1.48%	1.48%	0.83%

(a)	In addition, Merrill Lynch may charge clients a processing fee (currently $5.35) when a client buys or redeems shares. See “How to Buy, Sell, Transfer and Exchange Shares.”

(b)	Class B shares automatically convert to Class D shares about ten years after you buy them and will no longer be subject to distribution fees.

(c)	Some investors may qualify for reductions in the sales charge (load).

(d)	You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.

(e)	For the Fund, the fees and expenses include both the Fund and the Fund’s share of expenses of the Low Duration Master Portfolio.

(f)	Paid by the Low Duration Master Portfolio. The Investment Adviser has contractually agreed to waive management fees and/or reimburse expenses through June 30, 2002, so that expenses do not exceed 0.58%, 1.48%, 1.48% and 0.83% for Class A, Class B, Class C and Class D shares, respectively, as shown in the table.

(footnotes continued on next page)

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(footnotes continued from previous page)

(g)	The Fund calls the “Service Fee” an “Account Maintenance Fee.” Account Maintenance Fee is the term used in this prospectus and in all other Fund materials. If you hold Class B or Class C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.

(h)	Includes administrative fees, which are payable to the Investment Adviser by the Fund at the annual rate of 0.25%.

(i)	Net Annual Fund Operating Expenses have been restated to reflect the contractual management fee waiver and/or expense reimbursement agreement currently in effect. Non-recurring Offering Expenses were incurred during the Fund’s first fiscal period. The figures shown above do not include these expenses. If these expenses were included and absent the contractual waiver, the Total Annual Operating Expenses would be 8.51%, 9.41%, 9.41% and 8.76% for Class A, Class B, Class C and Class D shares, respectively.

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Examples:

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund’s operating expenses remain the same except for the expense reimbursement in effect for the first year. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in these examples. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:

	1 Year	3 Years†	5 Years†	10 Years†

Class A	$358	$1,612	$2,834	$5,757

Class B	$551	$1,803	$2,993	$6,213

Class C	$251	$1,603	$2,993	$6,213

Class D	$382	$1,680	$2,938	$5,921

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:

	1 Year	3 Years†	5 Years†	10 Years†

Class A	$358	$1,612	$2,834	$5,757

Class B	$151	$1,603	$2,993	$6,213

Class C	$151	$1,603	$2,993	$6,213

Class D	$382	$1,680	$2,938	$5,921

†	These expenses do not reflect the fee waiver and/or expense reimbursement described in note (f) to the Fees and Expenses table above beyond the first year. As stated above, the arrangement has a one year term and is renewable.

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ABOUT THE PORTFOLIO MANAGERS

Patrick Maldari is a managing director of Fund Asset Management, L.P. (“FAM”) and has been a co-Portfolio Manager of the Fund since August 2001. Since joining FAM in 1984, Mr. Maldari was a member of the Short-Term Fixed Income Team and a marketing liaison for FAM’s mutual funds.

Frank Viola is a Director of the Investment Adviser and has been a co-Portfolio Manager of the Fund since August 2001. Prior to joining FAM in 1991, Mr. Viola was a financial advisor responsible for merger/reinsurance valuation for Metropolitan Life Insurance Company and a program analyst for Equitable Life Insurance Company.

ABOUT THE INVESTMENT ADVISER

Fund Asset Management, L.P. is the Investment Adviser to the Fund.

HOW THE FUND INVESTS

The Fund’s investment objective is to maximize total return, consistent with capital preservation. The Fund invests in bonds with a portfolio duration of one to three years. The total rate of return for the Fund is expected to rise and fall less than a longer duration bond fund.

Types of Investments

The Fund seeks to achieve its objective by investing mainly in investment grade, interest-bearing securities of varying maturities. These include:

•	U.S. government securities
•	preferred stocks
•	mortgage-backed and other asset-backed securities
•	corporate bonds
•	bonds that are convertible into stocks

The Fund will provide 60 days’ prior written notice to shareholders of a change in the Fund’s non-fundamental policy of investing at least 80% of its net assets plus borrowings for investment purposes in the types of investments suggested by the Fund’s name.

The Investment Adviser sells securities to manage portfolio duration, yield curve exposure, sector exposure, diversification and credit quality.

Ratings Limitations

•	at least 70% of total assets rated at least A or, if short-term, the second highest quality grade, by a major rating agency such as Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”)
•	up to 30% of total assets rated Baa by Moody’s or BBB by S&P

•	up to 10% of total assets rated below investment grade (below Baa/BBB), but none below B

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The Investment Adviser can invest in unrated securities and will assign them the rating of a rated security of comparable quality. After the Fund buys a security, it may be given a lower rating or stop being rated. This will not require the Fund to sell it, but the Investment Adviser will consider the change in rating in deciding whether to keep the security.

Maturity and Duration Requirements

Maturity — The effective maturity of a bond is the weighted average period over which principal is expected to be repaid. Stated maturity is the date when the issuer is scheduled to make the final payment of principal. Effective maturity is different than stated maturity because it estimates the effect of expected principal prepayments and call provisions.

Duration  — Duration measures the potential volatility of the price of a bond or a portfolio of bonds prior to maturity. Duration is the magnitude of the change in price of a bond relative to a given change in the market interest rate. Duration incorporates a bond’s yield, coupon interest payments, final maturity, call and put features and prepayment exposure into one measure.

For any bond with interest payments occurring before principal is repaid, duration is ordinarily less than maturity. Generally, the lower the stated or coupon rate of interest of a bond, the longer the duration. The higher the stated or coupon rate of interest of a bond, the shorter the duration. The calculation of duration is based on estimates.

Duration is a tool to measure interest rate risk. Assuming a 1% change in interest rates and the duration shown below, the Fund’s price would change as follows:

Duration	Change in Interest Rates

2 yrs.	1% decline - 2% gain in Fund price

1% rise - 2% decline in Fund price

Other factors such as changes in credit quality, prepayments, the shape of the yield curve and liquidity affect the price of the Fund and may correlate with changes in interest rates. These factors can increase swings in the Fund’s share price during periods of volatile interest rate changes.

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Portfolio Turnover

As a result of the strategies described above, the Fund may have an annual portfolio turnover rate above 100%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher mark ups and other transaction costs and can affect the Fund’s performance. It also can result in a greater amount of dividends as ordinary income rather than long-term capital gains.

Other Investments

In addition to these principal investments, the Fund also may invest in:

•	bank certificates of deposit, fixed time deposits and bankers’ acceptances
•	repurchase agreements, reverse repurchase agreements and dollar rolls
•	obligations of foreign governments or their subdivisions, agencies and instrumentalities
•	obligations of international agencies or supra-national entities
•	municipal bonds

Foreign Bonds

The Fund may invest in foreign bonds as follows:

•	up to 25% of total assets in foreign bonds that are denominated in U.S. dollars

•	up to 15% of total assets in foreign bonds that are not denominated in U.S. dollars

•	up to 15% of total assets in emerging market foreign bonds

Money Market Investments

To meet redemptions and when waiting to invest cash receipts, the Fund may invest in short-term, investment grade bonds, money market mutual funds and other money market instruments.

Temporary Defensive Investments

The Fund temporarily can invest up to 100% of its assets in short-term, investment grade bonds and other money market instruments in response to

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adverse market, economic or political conditions. The Fund may not achieve its objective using this type of investing.
INVESTMENT RISKS

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund’s performance will be positive for any period of time.

The Fund’s principal risks are listed below:

Market and Selection Risk

Market risk is the risk that the market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the investments that the Investment Adviser selects will underperform the market or other funds with similar investment objectives and investment strategies.

Mortgage-Backed Securities

Mortgage-backed securities are the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated. Prepayment reduces the yield to maturity and average life of mortgage-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as extension risk.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small

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movements in interest rates (both up and down) may quickly and significantly reduce the value of certain mortgage-backed securities.

Mortgage-backed securities are issued by Federal government agencies like the Government National Mortgage Association (“Ginnie Mae”), the Federal Home Loan Mortgage Association (“Freddie Mac”) or the Federal National Mortgage Association (“Fannie Mae”). Principal and interest payments on mortgage-backed securities issued by Federal government agencies are guaranteed by either the Federal government or the government agency. This means that such securities have very little credit risk. Other mortgage-backed securities are issued by private corporations rather than Federal agencies. Private mortgage-backed securities have credit risk as well as prepayment risk and extension risk.

Mortgage-backed securities may be either pass-through securities or collateralized mortgage obligations (“CMOs”). Pass-through securities represent a right to receive principal and interest payments collected on a pool of mortgages, which are passed through to security holders (less servicing costs). CMOs are created by dividing the principal and interest payments collected on a pool of mortgages into several revenue streams (“tranches”) with different priority rights to portions of the underlying mortgage payments. Certain CMO tranches may represent a right to receive interest only (“IOs”), principal only (“POs”) or an amount that remains after other floating-rate tranches are paid (an “inverse floater”). These securities are frequently referred to as “mortgage derivatives” and may be extremely sensitive to changes in interest rates. If the Fund invests in CMO tranches (including CMO tranches issued by government agencies) and interest rates move in a manner not anticipated by the Investment Adviser, it is possible that the Fund could lose all or substantially all of its investment.

Asset-Backed Securities

Like traditional bonds, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. In

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a period of rising interest rates, prepayments may occur at a slower rate than expected. As a result, the average maturity of the Fund’s portfolio will increase. The value of long-term securities changes more widely in response to changes in interest rates than shorter-term securities.

Credit Risk

Credit risk is the risk that the issuer of bonds will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and on the terms of the specific bonds.

Interest Rate Risk

Interest rate risk is the risk that prices of bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer-term securities generally change more in response to interest rate changes than do prices of shorter-term securities.

Call and Redemption Risk

Investments in bonds carry the risk that a bond’s issuer will call the bond for redemption prior to the bond’s maturity. If there is an early call of a bond, the Fund may lose income and may have to invest the proceeds of the redemption in bonds with lower yields than the called bond. These risks are similar to prepayment risk.

Junk Bonds

Junk bonds are bonds that are rated below investment grade by the major rating agencies or are unrated securities that the Fund’s Investment Adviser believes are of comparable quality. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Fund. Junk bonds generally are less liquid and experience more price volatility than higher rated bonds. The issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

The Fund also may be subject to the following risks:

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When-Issued Securities, Delayed-Delivery Securities and Forward Commitments

These types of investments involve the risk that the security the Fund buys will lose value prior to its delivery to the Fund. There also is the risk that the security will not be issued or that the other party will not meet its obligation, in which case the Fund loses the investment opportunity of the assets it has set aside to pay for the security and any gain in the security’s price.

Variable Rate Demand Obligations

These are floating rate securities that consist of an interest in a long-term bond and the conditional right to demand payment prior to the bond’s maturity from a bank or other financial institution. If the bank or other financial institution is unable to pay on demand, the Fund may be adversely affected. In addition, these securities are subject to credit risk.

Indexed and Inverse Floating Rate Securities

The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (“inverse floaters”). In general, inverse floaters change in value in a manner that is opposite to most bonds — that is, interest rates on inverse floaters will decrease when short-term rates increase and increase when short-term rates decrease. Investments in indexed securities and inverse floaters may subject the Fund to the risk of reduced or eliminated interest payments. Investments in indexed securities also may subject the Fund to loss of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund’s investment. As a result, the market value of such securities will generally be more volatile than that of fixed rate securities. Both indexed securities and inverse floaters can be derivative securities and can be considered speculative.

Sovereign Debt

The Fund may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments in sovereign debt subject the Fund to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of these reasons may include cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of its debt position to its economy

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or its failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debts that a government does not pay.

Corporate Loans

Corporate loans are subject to the risk of loss of principal and income. Borrowers do not always provide collateral for corporate loans and the value of the collateral may not completely cover the borrower’s obligations at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Fund’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy, the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive interest during the delay.

Convertible Securities

Convertibles are generally bonds or preferred stocks that may be converted into common stock. Convertibles typically pay current income, as either interest (bond convertibles) or dividends (preferred stocks). A convertible’s value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like regular bonds; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

Foreign Market Risk

The Fund may invest a portion of its assets in foreign securities. These investments involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money. In particular, investments in foreign securities involve the following risks, which are generally greater for investments in emerging markets:

•	The economies of some foreign markets often do not compare favorably with that of the U.S. in areas such as growth of gross national product, reinvestment of capital, resources, and balance of payments. Some of these economies may rely heavily on particular industries or foreign capital. They may be more vulnerable to adverse diplomatic developments, the imposition of economic

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sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

•	Investments in foreign markets may be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes.

•	The governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices. They could also impair the Fund’s ability to purchase or sell foreign securities or transfer its assets or income back into the U.S., or otherwise adversely affect the Fund’s operations.

•	Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in some foreign countries may be less extensive than those available to investors in the U.S.

•	Prices of foreign securities may go up and down more than prices of securities traded in the U.S.

•	Foreign markets may have different clearance and settlement procedures. In certain markets, settlements may be unable to keep pace with the volume of securities transactions. If this occurs, settlement may be delayed and the Fund’s assets may be uninvested and not earning returns. The Fund also may miss investment opportunities or be unable to sell an investment because of these delays.

•	The value of the Fund’s foreign holdings (and hedging transactions in foreign currencies) will be affected by changes in currency exchange rates.

•	The costs of foreign securities transactions tend to be higher than those of U.S. transactions.

•	If the Fund purchases a bond issued by a foreign government, the government may be unwilling or unable to make payments when due. There may be no formal bankruptcy proceeding by which the Fund would be able to collect amounts owed by a foreign government.
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European Economic and Monetary Union (EMU)

A number of European countries have entered into EMU in an effort to reduce trade barriers between themselves and eliminate fluctuations in their currencies. EMU established a single European currency (the euro), which was introduced on January 1, 1999 and is expected to replace the existing national currencies of all initial EMU participants by July 1, 2002. Certain securities (beginning with government and corporate bonds) were redenominated in the euro. These securities trade and make dividend and other payments only in euros. Like other investment companies and business organizations, including the companies in which the Fund invests, the Fund could be adversely affected if the transition to the euro, or EMU as a whole, does not take effect as planned or if a participating country withdraws from EMU.

Derivatives

The Fund also may use “derivatives.” Derivatives are financial instruments, like futures, forwards, options and swaps, the values of which are derived from other securities, commodities (such as gold or oil) or indexes (such as the S&P 500). Derivatives may allow the Fund to increase or decrease its level of risk exposure more quickly and efficiently than transactions in other types of instruments. If the Fund invests in derivatives, the investments may not be effective as a hedge against price movements and can limit potential for growth in the value of an interest in the Fund. Derivatives are volatile and involve significant risks, including:

•	Leverage Risk — Leverage risk is the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

•	Credit Risk — Credit risk is the risk that the counterparty on a derivative transaction will be unable to honor its financial obligation to the Fund.

•	Currency Risk — Currency risk is the risk that changes in the exchange rate between two currencies will adversely affect the value (in U.S. dollar terms) of an investment.

•	Liquidity Risk — Liquidity risk is the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

MERRILL LYNCH LOW DURATION FUND

STATEMENT OF ADDITIONAL INFORMATION

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

MERRILL LYNCH SELECT PRICING SM SYSTEM

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents the same ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or D shares, you pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.25%. You may be eligible for a sales charge reduction or waiver. Because account maintenance fees are paid out of Fund assets on an ongoing basis, over time these fees increase the cost of your investment and may cost more than paying other types of sales charges.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Investment Adviser, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or C shares, you will invest the full amount of your purchase price, but you will be subject to an account maintenance fee of 0.25% and a distribution fee of 0.65%.

Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or C shares.

The Fund’s shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch.

MERRILL LYNCH LOW DURATION FUND

The table below summarizes key features of the Merrill Lynch Select Pricing SM System.

	Class A	Class B

Availability	Limited to certain investors including:
•  Current Class A shareholders
•  Certain Retirement Plans
•  Participants in certain Merrill Lynch-sponsored programs
	• Certain affiliates of Merrill Lynch, selected securities dealers and other financial intermediaries.	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.

Initial Sales Charge?	Yes. Payable at time of purchase. Lower sales charges available for larger investments.	No. Entire purchase price is invested in shares of the Fund.

Deferred Sales Charge?	No. (May be charged for purchases over $1 million that are redeemed within one year.)	Yes. Payable if you redeem within four years of purchase.

Account Maintenance and Distribution Fees?	No.	0.25% Account Maintenance Fee 0.65% Distribution Fee.

Conversion to Class D shares?	No.	Yes, automatically after approximately ten years.

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class C	Class D

Availability	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.

Initial Sales Charge?	No. Entire purchase price is invested in shares of the Fund.	Yes. Payable at time of purchase. Lower sales charges available for larger investments.

Deferred Sales Charge?	Yes. Payable if you redeem within one year of purchase.	No. (May be charged for purchases over $1 million that are redeemed within one year.)

Account Maintenance and Distribution Fees?	0.25% Account Maintenance Fee 0.65% Distribution Fee.	0.25% Account Maintenance Fee No Distribution Fee.

Conversion to Class D shares?	No.	N/A

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Right of Accumulation — permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select PricingSM options.

Letter of Intent — permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select PricingSM System funds that you agree to buy within a 13 month period. Certain restrictions apply.

Class A and Class D Shares — Initial Sales Charge Options

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase.

			Dealer
			Compensation
	As a % of	As a % of Your	as a % of
Your Investment	Offering Price	Investment*	Offering Price

Less than $50,000	3.00%	3.09%	2.50%

$50,000 but less than $100,000	2.50%	2.56%	2.00%

$100,000 but less than $250,000	2.00%	2.04%	1.75%

$250,000 but less than $500,000	1.50%	1.52%	1.25%

$500,000 but less than $1,000,000	1.25%	1.27%	1.00%

$1,000,000 but less than $2,000,000**	0.00%	0.00%	0.50%

$2,000,000 and over**	0.00%	0.00%	0.25%

*	Rounded to the nearest one-hundredth percent.

**	If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds. A sales charge of 0.75% will be charged on purchases of $1,000,000 or more of Class A or Class D shares by certain employer- sponsored retirement or savings plans.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends or distributions.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:

•	Purchases under a Right of Accumulation or Letter of Intent.

•	Merrill Lynch Blueprint SM Program participants.

•	TMA SM Managed Trusts.

•	Certain Merrill Lynch investment or central asset accounts.

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•	Certain employer-sponsored retirement or savings plans.

•	Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances.

•	Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees.

•	Certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates.

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A shares since Class D shares are subject to an account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this “Reinstatement Privilege” may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary or the Fund’s Transfer Agent at 1-800-MER-FUND.

Class B and Class C Shares

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within four years after purchase or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.65% and account maintenance fees of 0.25% on both Class B and Class C shares each year under a distribution plan that the Fund has adopted under Rule 12b-1 of the Investment Company Act of 1940. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the

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Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares. The account maintenance fees are used to pay brokers for personal services provided to shareholders and the maintenance of shareholder accounts.

Class B Shares

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:

Years Since Purchase	Sales Charge*

0 – 1	4.00%

1 – 2	3.00%

2 – 3	2.00%

3 – 4	1.00%

4 and thereafter	0.00%

*	The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends or distributions are not subject to a deferred sales charge. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply, if any would apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:

•	Certain post-retirement withdrawals from an IRA or other retirement plan if you are over 59 1/2 years old.

•	Redemption by certain eligible 401(a) and 401(k) plans, certain related accounts and group plans participating in the Merrill Lynch Blueprint SM Program and certain retirement plan rollovers.

•	Redemption in connection with participation in certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates or in connection with involuntary termination of an account in which Fund shares are held.

•	Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of

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death or disability or, if later, reasonably promptly following completion of probate.

•	Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established.

Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends or distributions paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed-income fund convert approximately ten years after purchase compared to approximately eight years for equity funds. If you exchange Class B shares with an eight-year conversion schedule for Class B shares with a ten-year conversion schedule, or vice versa, the conversion schedule applicable to the Class B shares acquired in the exchange will apply. If you acquire your Class B shares in an exchange from another fund, the Fund’s ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of another fund, the other fund’s conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends or distributions. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.

MERRILL LYNCH LOW DURATION FUND

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES

The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment advisor, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring or exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high cost of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts (“UGMA/UTMA accounts”).

MERRILL LYNCH LOW DURATION FUND

If You Want to	Your Choices	Information Important for You to Know

Buy Shares	First, select the share class appropriate for you	Refer to the Merrill Lynch Select PricingSM table on page 20. Be sure to read this prospectus carefully.

Next, determine the amount of your investment	The minimum initial investment for the Fund is $1,000 for all accounts except:
    •  $500 for Employee AccessSM Accounts
    •  $250 for certain Merrill Lynch fee-based programs
    •  $100 for the Merrill Lynch BlueprintSM Program
    •  $100 for retirement plans
(The minimums for initial investments may be waived under certain circumstances.)

Have your Merrill Lynch Financial Advisor or securities dealer submit your purchase order	The price of your shares is based on the next calculation of net asset value after receipt of your order. Any purchase orders received prior to the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time) will be priced at the net asset value determined that day. Certain financial intermediaries, however, may require submission of orders prior to that time.
Purchase orders received after that time will be priced at the net asset value determined on the next business day. The Fund may reject any order to buy shares and may suspend the sale of shares at any time. Selected securities dealers or other financial intermediaries, including Merrill Lynch, may charge a processing fee to confirm a purchase. This fee is currently $5.35.

	Or contact the Transfer Agent	To purchase shares directly, call the Transfer Agent at 1-800-MER-FUND and request a purchase application. Mail the completed purchase application to the Transfer Agent at the address on the inside back cover of this prospectus.

Add to Your Investment	Purchase additional shares	The minimum investment for additional purchases is generally $50 for all accounts except that retirement plans have a minimum additional purchase of $1 and the minimum for certain programs such as automatic investment plans may be higher than the $50 minimum.
(The minimum for additional purchases may be waived under certain circumstances.)

	Acquire additional shares through the automatic dividend reinvestment plan	All dividends and capital gains distributions are automatically reinvested without a sales charge.

	Participate in the automatic investment plan	You may invest a specific amount on a periodic basis through certain Merrill Lynch investment or central asset accounts.

Transfer Shares to Another Securities Dealer or Other Financial Intermediary	Transfer to a participating securities dealer or other financial intermediary	You may transfer your Fund shares only to another securities dealer that has entered into an agreement with Merrill Lynch. Certain shareholder services may not be available for the transferred shares. You may only purchase additional shares of funds previously owned before the transfer. All future trading of these assets must be coordinated by the receiving firm.

	Transfer to a non-participating securities dealer or other financial intermediary	You must either: • Transfer your shares to an account with the Transfer Agent; or • Sell your shares, paying any applicable deferred sales charge.

MERRILL LYNCH LOW DURATION FUND

If You Want to	Your Choices	Information Important for You to Know

Sell Your Shares	Have your Merrill Lynch Financial Advisor, securities dealer or other financial intermediary submit your sales order	The price of your shares is based on the next calculation of net asset value after receipt of your order. You must submit your request to your dealer or other financial intermediary prior to that day’s close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time). Certain financial intermediaries, however, may require submission of orders prior to that time. Any redemption request received from a dealer after that time will be priced at the net asset value at the close of regular trading on the next business day.
Securities dealers or other financial intermediaries, including Merrill Lynch, may charge a fee to process a redemption of shares. Merrill Lynch currently charges a fee of $5.35. No processing fee is charged if you redeem shares held by the Transfer Agent.
The Fund may reject an order to sell shares under certain circumstances permitted by the Securities and Exchange Commission, including during unusual market conditions or emergencies when the Fund can’t determine the value of its assets or sell its holdings.

Sell through the Transfer Agent	You may sell shares held at the Transfer Agent by writing to the Transfer Agent at the address on the inside back cover of this prospectus. All shareholders on the account must sign the letter. A signature guarantee generally will be required but may be waived in certain limited circumstances. You can obtain a signature guarantee from a bank, securities dealer, securities broker, credit union, savings association, national securities exchange or registered securities association. A notary public seal is not acceptable. If you hold stock certificates, return the certificates with the letter. The Transfer Agent will normally mail redemption proceeds within seven days following receipt of a properly completed request. If you make a redemption request before the Fund has collected payment for the purchase of shares, the Fund or the Transfer Agent may delay mailing your proceeds. This delay will usually not exceed ten days from the date of purchase.
You may also sell shares held by the Transfer Agent by telephone request if the amount being sold is less than $50,000 and if certain other conditions are met. Contact the Transfer Agent at 1-800-MER-FUND for details.

Sell Shares Systematically	Participate in the Fund’s Systematic Withdrawal Plan	You can choose to receive systematic payments from your Fund account either by check or through direct deposit to your bank account on a monthly or quarterly basis. If you have a Merrill Lynch CMA®, CBA® or Retirement Account you can arrange for systematic redemptions of a fixed dollar amount on a monthly, bi-monthly, quarterly, semi-annual or annual basis, subject to certain conditions. Under either method you must have dividends and other distributions automatically reinvested. For Class B and Class C shares your total annual withdrawals cannot be more than 10% per year of the value of your shares at the time your plan is established. The deferred sales charge is waived for systematic redemptions. Ask your Merrill Lynch Financial Advisor or other financial intermediary for details.

MERRILL LYNCH LOW DURATION FUND

If You Want to	Your Choices	Information Important for You to Know

Exchange Your Shares	Select the fund into which you want to exchange. Be sure to read that fund’s prospectus	You can exchange your shares of the Fund for shares of many other Merrill Lynch mutual funds. You must have held the shares used in the exchange for at least 15 calendar days before you can exchange to another fund.
Each class of Fund shares is generally exchangeable for shares of the same class of another Merrill Lynch fund. If you own Class A shares and wish to exchange into a fund in which you have no Class A shares (and are not otherwise eligible to purchase Class A shares), you will exchange into Class D shares.
Some of the Merrill Lynch mutual funds impose a different initial or deferred sales charge schedule. If you exchange Class A or Class D shares for shares of a fund with a higher initial sales charge than you originally paid, you will be charged the difference at the time of exchange. If you exchange Class B shares for shares of a fund with a different deferred sales charge schedule, the higher schedule will apply. The time you hold Class B or Class C shares in both funds will count when determining your holding period for calculating a deferred sales charge at redemption. If you exchange Class A or Class D shares for money market fund shares, you will receive Class A shares of Summit Cash Reserves Fund. Class B or Class C shares of the Fund will be exchanged for Class B shares of Summit.
To exercise the exchange privilege contact your Merrill Lynch Financial Advisor or other financial intermediary or call the Transfer Agent at 1-800-MER-FUND.
Although there is currently no limit on the number of exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future on 60 days’ prior notice to shareholders.

Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management’s opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor’s trading history in the Fund or other Merrill Lynch funds, and accounts under common ownership or control.

MERRILL LYNCH LOW DURATION FUND

Net asset value — the market value of the Fund’s total assets after deducting liabilities, divided by the number of shares outstanding.
HOW SHARES ARE PRICED

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open, after the close of regular trading on the Exchange (the Exchange generally closes at 4:00 p.m. Eastern time). If market quotations are not available, the Fund may use fair value. The net asset value used in determining your price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by the Fund may trade on weekends or other days when the Fund does not price its shares. As a result, the Fund’s net asset value may change on days when you will not be able to purchase or redeem the Fund’s shares.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when received by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such receipt. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.

PARTICIPATION IN MERRILL LYNCH FEE-BASED PROGRAMS

If you participate in certain fee-based programs offered by Merrill Lynch or other financial intermediary, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

MERRILL LYNCH LOW DURATION FUND

Dividends  — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.
“BUYING A DIVIDEND”

Unless your investment is in a tax deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend or distribution. The reason? If you buy shares when a fund has realized but not yet distributed income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES

The Fund will distribute any net investment income monthly, and any net realized long-term or short-term capital gains annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. Dividends may be reinvested automatically in shares of the Fund at net asset value without a sales charge or may be taken in cash. If you would like to receive dividends in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Transfer Agent. Although this cannot be predicted with any certainty, the Fund anticipates that the majority of its dividends, if any, will consist of ordinary income. Capital gains paid by the Fund, if any, may be taxable to you at different rates depending, in part, on the length of time the Fund has held the assets sold.

MERRILL LYNCH LOW DURATION FUND

You may be subject to Federal income tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you will generally be treated as having sold your shares and any gain on the transaction may be subject to Federal income tax. Capital gains are generally taxed at different rates than ordinary income dividends. In addition, dividends from the Fund may be subject to state and local income taxes.

If you are neither a lawful permanent resident nor a citizen of the U.S. or if you are a foreign entity, the Fund’s ordinary income dividends (which include distributions of net short-term capital gains) will generally be subject to a 30% U.S. withholding tax, unless a lower treaty rate applies.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.

By law, the Fund must withhold 30.5% of your dividends and redemption proceeds (30% beginning January 1, 2002) if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

This section summarizes some of the consequences under current Federal income tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws. The Fund’s Statement of Additional Information has more information about taxes.

MERRILL LYNCH LOW DURATION FUND

FUND ASSET MANAGEMENT

Fund Asset Management, L.P., the Fund’s Investment Adviser, manages the Fund’s investments under the overall supervision of the Board of Trustees of the Trust. The Investment Adviser has the responsibility for making all investment decisions for the Fund. For the fiscal period ended June 30, 2001, the Trust paid the Investment Adviser a fee at the annual rate of 0.21% of the average daily net assets of the Low Duration Master Portfolio. The Fund pays the Investment Adviser an administrative fee at the annual rate of 0.25% of the average daily net assets of the Fund.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates, including Merrill Lynch Investment Managers, had approximately $532 billion in investment company and other portfolio assets under management as of August 2001. This amount includes assets managed for Merrill Lynch affiliates.

MERRILL LYNCH LOW DURATION FUND

MASTER/ FEEDER STRUCTURE

The Fund is a “feeder” fund that invests in a corresponding “master” portfolio of the Fund Asset Management Master Trust. (Except where indicated, this prospectus uses the term “Fund” to mean this feeder fund and the Low Duration Master Portfolio taken together.) Investors in the Fund will acquire an indirect interest in the Low Duration Master Portfolio.

The Low Duration Master Portfolio may accept investments from other feeder funds, and all the feeders of the Low Duration Master Portfolio bear the Portfolio’s expenses in proportion to their assets. This structure may enable the Fund to reduce costs through economies of scale. A larger investment portfolio may also reduce certain transaction costs to the extent that contributions to and redemptions from the Portfolio from different feeders may offset each other and produce a lower net cash flow.

However, each feeder can set its own transaction minimums, fund-specific expenses, and other conditions. This means that one feeder could offer access to the Low Duration Master Portfolio on more attractive terms, or could experience better performance, than another feeder. Information about feeders is available by calling 1-800-MER-FUND.

Whenever the Low Duration Master Portfolio holds a vote of its feeder funds, the fund investing will pass the vote through to its own shareholders. Smaller feeder funds may be harmed by the actions of larger feeder funds. For example, a larger feeder fund could have more voting power than the Fund over the operations of the Low Duration Master Portfolio.

The Fund may withdraw from the Low Duration Master Portfolio at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Fund’s assets directly.

MERRILL LYNCH LOW DURATION FUND

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Fund’s financial performance for the period shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). This information has been audited by Ernst & Young LLP, whose report, along with the Fund’s financial statements, is included in the Fund’s annual report to shareholders, which is available upon request.

	For the Period October 6, 2000† to June 30, 2001

Increase (Decrease) in Net Asset Value:	Class A		Class B		Class C		Class D

Per Share Operating Performance:

Net asset value, beginning of period	$10.00		$10.00		$10.00		$10.00

Investment income — net	.40		.33		.32		.36

Realized and unrealized gain on investments from the Portfolio — net	.19		.18		.18		.19

Total from investment operations	.59		.51		.50		.55

Less dividends from investment income — net	(.38)		(.33)		(.32)		(.36)

Net asset value, end of period	$10.21		$10.18		$10.18		$10.19

Total Investment Return:**

Based on net asset value per share	5.95	%‡	5.16	%‡	5.10	%‡	5.58	%‡

Ratios to Average Net Assets:

Expenses, net of reimbursement††	.58	%*	1.48	%*	1.48	%*	.83	%*

Expenses††	8.51	%*	9.41	%*	9.41	%*	8.76	%*

Investment income — net	6.00	%*	5.10	%*	5.10	%*	5.75	%*

Supplemental Data:

Net assets, end of period (in thousands)	$1,156		$5,016		$4,754		$268

Portfolio turnover from the Portfolio	192.04%		192.04%		192.04%		192.04%

*	Annualized.

**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.

†	Commencement of operations.

††	Includes the Fund’s share of the Portfolio’s allocated expenses.

‡	Aggregate total investment return.

MERRILL LYNCH LOW DURATION FUND

MERRILL LYNCH LOW DURATION FUND

Shareholder Reports

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor or the Transfer Agent at 1-800-MER-FUND.

Statement of Additional Information

The Fund’s Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or the Fund at the telephone number or address indicated on the inside back cover of this prospectus if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC’s Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-6009.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from the information contained in this prospectus.

File #811-10053

Code #ML-P-3070-1001
© Fund Asset Management, L.P.
October 26, 2001

Merrill Lynch Low
Duration Fund of
Merrill Lynch
Investment Managers
Funds, Inc.